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                                                                     EXHIBIT (j)

INDEPENDENT AUDITORS' CONSENT


Pacific Select Fund:

We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 33-13954 of Pacific Select Fund on
Form N-1A of our report dated February 5, 1999, related to the financial statements of Pacific Select Fund as of and for the year ended
December 31, 1999, appearing in the annual report of the Pacific Select Fund for the year ended December 31, 1998.

We also consent to the references to us under the heading "Financial Highlights" appearing in the prospectus of Pacific Select Fund and under the headings "Financial Statements" and "Independent Auditors" in the Statement of Additional Information, which is part of such Registration Statement.



Deloitte & Touche LLP

Costa Mesa, California
December 17, 1999